Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2013 Q2 RESULTS

PARK CITY, Utah, April 25, 2013/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2013 second quarter ended March 31, 2013.  Net sales for the fiscal 2013 second quarter were $56.6 million compared to $53.9 million for the same quarter of fiscal 2012.  For the second quarter of fiscal 2013, net income was $5.5 million, or $0.57 diluted earnings per share, compared to net income of $4.8 million, or $0.49 diluted earnings per share, for the same quarter of fiscal 2012.

Net sales for the six months ended March 31, 2013 were $106.3 million compared to $100.5 million for the same period of fiscal 2012.  For the six months ended March 31, 2013, net income was $9.0 million, or $0.92 diluted earnings per share, compared to net income of $8.2 million, or $0.82 diluted earnings per share, for the same period of fiscal 2012.

Operating cash flow for the six months ended March 31, 2013 was $15.1 million compared to $17.3 million for the same period of fiscal 2012.  The operating cash flow for the six months ended March 31, 2013, combined with net borrowings of $1.0 million, was primarily used to pay a special cash dividend to stockholders on December 28, 2012 totaling $9.8 million and to invest $3.9 million in purchases of property, plant and equipment and $2.2 million in purchases of common stock for treasury.

Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2013 second quarter net sales growth of $2.7 million, or 5%, came from branded domestic and international sales as well as fiscal 2012 acquisitions.  The second fiscal quarter is historically our strongest quarter although January and February were stronger comparatively than March.  We continue to be optimistic about our larger health and natural food store customers and the industry in general.  Net income and EBITDA expanded as a number of internal management initiatives took effect.  Our management team continues to focus on implementation of efficiency controls in all areas of manufacturing and particularly in raw material sourcing.  Continued operational enhancements to our business are dependent upon making numerous and ongoing incremental improvements, generally over six to twelve month time frames, which help offset cost increases from less controllable expenses arising from government regulations, energy, legal, taxes and labor.”

Mr. Gay stated, “Over the coming months, we will continue to pursue our long-term strategy of doing small to medium accretive acquisitions to sustain growth in a mature but healthy market. Our most recent efforts have been focused on consolidating, integrating and rationalizing the businesses we have acquired over the last several years.  Despite the overall weak economic market, we have managed to effectively maintain or increase our product presence.  New product development and existing product repositioning is ongoing and critical.  We have a strong sales and marketing organization.  We continue to improve long-term shareholder value by repurchasing stock in the open market at current multiples.  We are appreciative to all of the stakeholders who continue to support our great business.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids®, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™, Granola’s™, Nature’s Discount® and Warehouse Vitamins™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 7,000 SKUs, including approximately 900 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2013 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	March 31,	September 30,
	2013	2012
Assets
Current assets, net	$66,576	$68,268
Property, plant and equipment, net	75,646	75,454
Goodwill	14,752	14,752
Other non-current assets, net	25,632	27,444
	$182,606	$185,918

Liabilities and Stockholders’ Equity
Current liabilities	$18,948	$20,670
Long-term liabilities	35,163	34,192
Stockholders’ equity	128,495	131,056
	$182,606	$185,918

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Net sales	$56,583	$53,871	$106,327	$100,499
Cost of sales	28,433	26,883	54,036	50,253
Gross profit	28,150	26,988	52,291	50,246
Operating expenses
Selling, general and administrative	18,664	18,656	36,428	35,796
Amortization of intangible assets	573	471	1,145	945
Income from operations	8,913	7,861	14,718	13,505
Interest and other expense, net	377	377	688	736
Income before provision for income taxes	8,536	7,484	14,030	12,769
Provision for income taxes	3,000	2,654	5,000	4,528

Net income	$5,536	$4,830	$9,030	$8,241

Net income per common share
Basic	$0.57	$0.49	$0.92	$0.82
Diluted	0.57	0.49	0.92	0.82

Weighted average common shares outstanding
Basic	9,741,866	9,938,593	9,766,843	9,992,200
Diluted	9,772,537	9,947,012	9,795,754	10,003,851

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012

Net income	$5,536	$4,830	$9,030	$8,241
Provision for income taxes	3,000	2,654	5,000	4,528
Interest and other expense, net (1)	377	377	688	736
Depreciation and amortization	2,437	2,123	4,839	4,208

EBITDA	$11,350	$9,984	$19,557	$17,713

(1) Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

EBITDA (a non-GAAP measure) is defined in our debt covenants and performance measures as earnings before net interest and other expense, taxes, depreciation and amortization.  We believe that EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.